Exhibit 14

Adopted July 24, 2003

Simmons First National Corporation
Finance Group Code of Ethics

Preface

The Officers within the Finance Group of Simmons First National Corporation have an important role in corporate governance. As part of the Corporate Management Team, these Officers are vested with both the responsibility and authority to protect, balance, and preserve the interests of all of the Company’s stakeholders, including shareholders, clients, employees, suppliers, and citizens of the communities in which business is conducted. The Officers of the Finance Group fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the Company’s financial organization, and by demonstrating the following:

I.	Honest and Ethical Conduct

Officers of the Finance Group will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operations of policies and procedures that:

•	Encourage and reward professional integrity in all aspects of the financial organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the financial organization or the Company itself.

•	Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the Company and what could result in material personal gain for a member of the Finance Group, including its Officers.

•	Provide a mechanism for members of the Finance Group to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior.

•	Demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the Finance Group.

II.	Financial Records and Periodic Reports

Officers of the Finance Group will establish and manage the Company’s transaction and reporting systems and procedures to ensure that:

•	Business transactions are properly authorized and completely and accurately recorded on the Company’s books and records in accordance and Generally Accepted Accounting Principles (GAAP) and established Company financial policy.

•	The retention or proper disposal of Company records shall be in accordance with established company policies.

•	Periodic financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will quickly and accurately determine the significance and consequence of the data presented.

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III.	Compliance and Applicable Laws, Rules and Regulation

Officers of the Finance Group will establish and maintain mechanisms to:

•	Educate associates within the Finance Group about any federal, state or local statute, regulation or administrative procedure that affects the operation of the finance organization and the enterprise generally.

•	Monitor the compliance of the Finance Group with any applicable federal, state or local statute, regulation or administrative rule.

•	Identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local statute or regulation.

IV.	Internal and External Auditors and Federal Regulators

Officers of the Finance Group will have and demonstrate an attitude of complete openness and responsiveness with our internal and external auditors and with Federal regulators by:

•	Responding honestly and completely to all questions and requests from auditors or regulators.

•	Promptly providing reports and data as requested by auditors or regulators.

•	Recognizing that our auditors and regulators are key components in monitoring the Company’s internal control systems.

V.	Adherence to the Finance Group Code of Ethics

•	The Finance Group Code of Ethics shall be applicable to all Officers and associates of the Finance Group. Recognizing that the Finance Group is an integral part of the Company and that its operation is ultimately subject to the direction of the Chief Executive Officer of the Company, the Chief Executive Officer of Simmons First National Corporation shall, for this purpose, be considered an Officer of the Finance Group and shall be subject to the Finance Group Code of Ethics.

•	The Finance Group Code of Ethics in no way adds to, deletes from or modifies the Company’s Code of Ethics and Officers and associates of the Finance Group are expected to adhere to the Company’s Code of Ethics.

•	If an Officer or associate of the Finance Group believes that this Code of Ethics has been violated, he/she should immediately report that violation to the Chief Financial or Controller of the Company. If a violation involves the Chief Financial Officer or the Controller, then the associate should immediately report the violation to the Chief Executive Officer.

•	An Officer of the Finance Group may be counseled, reprimanded, or terminated for violations of Finance Group Code of Ethics.

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